Research

Tradeable Index Strategies

Extending our franchise as a leader in Index research, J.P. Morgan has developed proprietary Tradeable Index Strategies to allow investors to gain exposure to key asset classes, benchmarks, and dynamic trading strategies. Our Tradeable Index Strategies offer clients the opportunity to maximize portfolio returns and quickly exploit market activities across bull and bear scenarios within the Credit, Commodity, FX, Fixed Income, Emerging Market and Equity asset classes.

Important Risk Considerations related to the Tradeable Index Strategies

Investing in any of the Tradeable Index Strategies involves significant risks, including but not limited to:

  Past performance is not indicative of future results;
  Investment related to the value of commodities, credit, fixed income or foreign exchange can be more volatile than traditional securities investments;
  Commodity futures contracts that are the underlying of the C-IGAR strategies are subject to uncertain legal and regulatory regimes;
  Owning an investment linked to one of the Tradeable Index Strategies involves risks associated with investing in momentum strategies;
  Strategies that can take short positions potentially expose an investor to a theoretical unlimited loss; and
  The Tradeable Index Strategies lack an operational history.

For more information on specific J.P. Morgan Tradeable Index Strategies, please review product descriptions below, our Index pages on MorganMarkets or contact your J.P. Morgan representative. We also welcome your inquiries at Tradeable_Index_Strategies@jpmorgan.com

Index Strategies

Type	Index Name	Index Level	Daily Ret (%)	Mthly Ret	Ann Ret	Level Date
Credit	iTraxx TR	0.64	0.00	-0.05	NA	20091103
Commodity	Core C-IGAR *	117.29	0.31	-1.94	5.84	20091113
Commodity	C-IGAR Long/Short *	119.88	-0.06	-1.16	-13.67	20091113
Commodity	C-IGAR Cond LS *	118.20	0.31	-2.74	-17.14	20091113
Commodity	C-IGAR Sigma *	1271	0.11	0.14	-6.26	20091113
FX	Income FX *	117.85	0.00	0.42	57.26	20091112
Fixed Inc	GBI hedged into USD	287.65	0.00	0.23	4.96	20091113
Fixed Inc	EMU Govt EUR	264.04	-0.23	0.49	7.44	20091113
Fixed Inc	5yr EUR TRSI	175.14	0.00	0.54	8.69	20091112
Fixed Inc	MAST EUR TR Index	173.03	0.03	0.36	4.48	20091113
Fixed Inc	CarryMAX in EUR	152.71	-0.06	-0.08	0.40	20091113
Fixed Inc	CarryMAX in JPY	152.79	-0.05	-0.09	-0.10	20091113
Fixed Inc	CarryMAX in USD	153.46	-0.06	-0.10	-0.11	20091113
Fixed Inc	EMBI+	492.05	0.10	-0.24	39.72	20091113
Equity	S&P500	1091	0.38	0.87	28.25	20091113
Equity	NIKKEI 225	9750	-0.41	-5.06	14.84	20091113
Equity	FTSE100	5548	0.00	0.00	0.00	20080709
Equity	EuroStoxx 50	2505	0.52	1.83	19.46	20091113

Note: The data above may not be the latest available and should be used for information purposes only.

* SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to these indices. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

Structured Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NASD, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Copyright © 2009 JPMorgan Chase & Co. All rights reserved.